                                                                    EXHIBIT 99

                             ROWAN COMPANIES, INC.

                               5450 TRANSCO TOWER
                            2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-6196
                                 (713) 621-7800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             FRIDAY, APRIL 26, 1996

To the Stockholders:

     The Annual Meeting of the Stockholders of Rowan Companies, Inc., a Delaware corporation (the "Company"), will be held in the Transco Auditorium located on Level 2 of the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, on Friday, April 26, 1996 at 9:00 A.M., Houston time, for the following purposes:

        1. To elect three Class II Directors to serve until the third succeeding annual meeting and until their respective successors are duly elected and qualified.

        2. To consider and vote upon Stockholder Proposal No. 1 pertinent to declassifying the Company's Board of Directors.

        3. To consider and vote upon Stockholder Proposal No. 2 pertinent to matters associated with the Company's Stockholders Rights Agreement.

        4. To transact such other business as may properly come before such meeting or any adjournment thereof.

     February 28, 1996 has been fixed as the date of record for determining stockholders entitled to receive notice of and to vote at the Annual Meeting of Stockholders. A list of all stockholders entitled to vote is on file at the principal executive offices of the Company, 5450 Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, 77056-6196.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                     /s/ MARK H. HAY

                                                         Secretary

March 11, 1996

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL BACK THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                             ROWAN COMPANIES, INC.

                               5450 TRANSCO TOWER
                            2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-6196

                    ---------------------------------------

                                PROXY STATEMENT

                    ---------------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Rowan Companies, Inc. for use at the Annual Meeting of Stockholders to be held on April 26, 1996 in the Transco Auditorium located on Level 2 of the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone or telecopy by the Company's employees, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by either (i) attending the meeting and voting in person or (ii) giving written notice of such revocation to Mr. Mark H. Hay, Secretary of the Company, at Rowan Companies, Inc., 5450 Transco Tower, 2800 Post Oak Boulevard, Houston, Texas 77056-6196. The enclosed proxy may also be revoked by a subsequently dated proxy received by the Company prior to the voting of the previously dated proxy.

     The Proxy Statement and the related form of proxy are being first mailed or delivered to stockholders on or about March 11, 1996.

                         VOTING SECURITIES OUTSTANDING

     At the close of business on February 28, 1996, the record date for determining those stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders, there were outstanding 85,017,535 shares of $.125 par value Common Stock of the Company ("Common Stock"), each share of which is entitled to one vote on the matters to be presented at the meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS
MANAGEMENT

     The table below sets forth the number of shares of Common Stock of the Company owned as of February 28, 1996 by continuing directors (including Mr. Palmer who is Chief Executive Officer), nominees for director, the four other most highly compensated executive officers of the Company and all directors and executive officers as a group:

                                                                         SHARES OF
                                                                        COMMON STOCK
                                  NAME                            BENEFICIALLY OWNED(1)(2)
        --------------------------------------------------------  ------------------------
        Directors:
          Ralph E. Bailey                                                   30,000
          Henry O. Boswell                                                  25,000(3)
          H. E. Lentz                                                       25,200(4)
          C. R. Palmer                                                     809,308
          Wilfred P. Schmoe                                                  5,000
          Charles P. Siess, Jr.                                              6,000
          Peter Simonis                                                      5,000
          C. W. Yeargain                                                   253,202
        Nominee for Director:
          Hon. Colin B. Moynihan                                               -0-
        Executive Officers (not Directors):
          R. G. Croyle                                                      91,787(5)
          D. F. McNease                                                     63,042
          E. E. Thiele                                                     127,787
          J. Earl Beckman                                                   12,500
        All Directors and Executive Officers as a group (23 in
          number)                                                        1,767,437

- ---------------

(1) Except as noted otherwise, the persons and the group listed have sole voting and sole dispositive power with respect to the shares shown herein.

(2) All directors and executive officers as a group beneficially owned 2.08% of the outstanding shares of Common Stock; no continuing director, nominee or executive officer owned more than .95% of the Common Stock. Included herein are shares of Common Stock that may be acquired prior to April 28, 1996 through the conversion of the Series II Floating Rate Convertible Subordinated Debenture (the "Series II Debenture"), the Series III Floating Rate Convertible Subordinated Debentures (the "Series III Debentures") and the exercise of Nonqualified Stock Options (the "Options") as follows: C.
    R. Palmer -- Series II Debenture, Series III Debentures and
    Options -- 400,000 shares, 162,963 shares and 240,000 shares, respectively;
    R. G. Croyle -- Series III Debentures and Options -- 37,037 shares and 53,750 shares, respectively; D. F. McNease -- Series III Debentures and Options -- 37,037 and 25,000 shares, respectively; E. E. Thiele -- Series III Debentures and Options -- 37,037 shares and 25,000 shares, respectively; J. Earl Beckman -- Options -- 12,500 shares; and all directors and executive officers as a group -- the Series II Debenture, the Series III Debentures and Options -- 400,000 shares, 311,111 shares and 485,000 shares, respectively.

(3) Includes 11,000 shares owned by Mr. Boswell's wife. Mr. Boswell disclaims beneficial ownership of such shares.

(4) Mr. Lentz's shares are owned jointly with his wife. The total includes 200 shares held in the names of Mr. Lentz's two minor children with respect to which Mr. Lentz's wife serves as custodian. Mr. Lentz disclaims beneficial ownership of such shares.

(5) Includes 1,000 shares owned by Mr. Croyle's children. Mr. Croyle disclaims beneficial ownership of such shares.

PRINCIPAL STOCKHOLDERS

     The table below sets forth, as of February 28, 1996, certain information as to those persons who, to the knowledge of the Company, beneficially owned more than five percent of the Company's outstanding Common Stock:

            TITLE                    NAME AND ADDRESS                NUMBER OF SHARES      PERCENT
          OF CLASS                OF BENEFICIAL OWNER(1)            BENEFICIALLY OWNED     OF CLASS
    ---------------------  -------------------------------------    ------------------     --------
    Common Stock           The Equitable Companies Incorporated         10,127,650(2)        11.9%(2)
                           787 Seventh Avenue
                           New York, New York 10019;
                           AXA
                           23, Avenue Matignon
                           75008 Paris, France;
                           The Mutuelles AXA Group
                           detailed in (2) below

    Common Stock           State of Wisconsin                            5,430,900(3)        6.41%(3)
                           Investment Board
                           P.O. Box 7842
                           Madison, Wisconsin 53707

- ---------------

(1) To the knowledge of the Company, no other person owns more than 5% of the outstanding shares of Common Stock.

(2) Based on information contained in the named stockholders' Amendment No. 5 dated February 9, 1996 to its Schedule 13G dated the same date, filed pursuant to the Securities Exchange Act of 1934. Such amended Schedule 13G also stated that The Equitable Companies Incorporated and the AXA Companies described below as a group had sole voting power with respect to 10,072,050 shares and sole dispositive power with respect to 10,127,650 shares. Furthermore, based on information also contained in that amended Schedule 13G, 3,828,400 shares and 6,299,250 shares of the shares shown above were beneficially owned by The Equitable Companies Incorporated's subsidiaries, The Equitable Life Assurance Society of the United States ("Equitable U.S.") and Alliance Capital Management L.P. ("Alliance Capital"), respectively, and that Equitable U.S. had sole voting power and sole dispositive power with respect to 3,828,400 shares, while Alliance Capital had sole voting power and sole dispositive power with respect to 6,243,650 shares and 6,299,250, respectively. AXA and the five mutual insurance companies comprising The Mutuelles Group, namely Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle, both located at 101-100 Terrasse Boieldieu, 92042 Paris La Defense France, and AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, both located at La Grande Arche, Pardi Nord, 92044 Paris La Defense France, and Uni Europe Assurance Mutuelle, 24 Rue Drouot, 75009 Paris France, disclaim any beneficial interest in and disclaim any deemed voting power or dispositive power with respect to any of the shares shown above.

(3) Based on information contained in the named stockholder's Schedule 13G dated February 1996, filed pursuant to the Securities Exchange Act of 1934. The State of Wisconsin Investment Board is a government agency which manages public pension funds.

     All of the Company's directors, executive officers and any greater than ten percent stockholders are required by Section 16(a) of the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with except that one executive officer, Daniel F. McNease, a Senior Vice President, had one report covering one transaction that he inadvertently failed to report on a timely basis.

                            QUORUM AND OTHER MATTERS

     The presence at the Annual Meeting of Stockholders, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock at the close of business on February 28, 1996 is necessary to constitute a quorum. In accordance with Delaware law and pursuant to the provisions of the Company's Bylaws, holders of shares shall be treated as being present at the Annual Meeting of Stockholders if the holders of such shares are present in person or are represented by valid proxies, whether the proxy cards granting such proxies are marked as casting a vote or abstaining or are left blank.

     If a quorum is present at the Annual Meeting of Stockholders, the election of each nominee for Class II Director will be approved if the votes cast in favor of the election of such nominee exceed the votes cast opposing the election of such nominee. Unless otherwise directed thereon, a validly executed proxy will be treated as a vote cast in favor of the election of the Class II Director nominees on page 5.

     The two stockholder proposals or actions on any other matters to come before the Annual Meeting of Stockholders will be approved if a quorum is present and the votes cast in favor of the proposals or matters exceed the votes cast opposing same. Unless otherwise directed thereon, a validly executed proxy will be treated as votes cast against the two stockholder proposals.

     In determining the number of votes cast, shares abstaining from voting and shares held in street name that are indicated as not being voted on by brokers due to lack of discretionary authority will not be treated as votes cast.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. Classes I and III consist of three directors each and Class II currently consists of two directors. Each director holds office for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Class II Directors are to be elected at the 1996 Annual Meeting of Stockholders.

     After giving due consideration to the Board-approved policies governing the designation of nominees for directorships, the Nominating Committee has determined that it would be in the best interest of the stockholders and the Company that both of the current Class II Directors, Mr. Ralph E. Bailey and Mr.
C. W. Yeargain, be selected to stand for re-election. Hon. Colin B. Moynihan, who has not heretofore served on the Board, has also been selected to be a Class II Director nominee. Accordingly, a Board-approved amendment to the Bylaws increasing the number of directors from eight to nine (with the Board to be comprised of three members in each class) will become effective on April 26, 1996, the date of the 1996 Annual Meeting of Stockholders.

     The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company and valid proxies will be voted in the manner directed thereon. If no direction is made, the proxies will be voted for the election of the Class II Director nominees listed below. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will vote for a replacement nominee in accordance with its best judgment.

     The table below sets forth certain information regarding the nominees for director and continuing directors as of February 28, 1996.

                       NOMINEES AND CONTINUING DIRECTORS
                     --------------------------------------

                                          PRINCIPAL OCCUPATION                         YEAR FIRST
                                              FOR THE PAST                               BECAME
       NAME(1)(2)                              FIVE YEARS                       AGE     DIRECTOR
- -------------------------  --------------------------------------------------   ---    ----------
NOMINEES                             CLASS II (TERM EXPIRES IN 1999)
- -------------------------  --------------------------------------------------
Ralph E. Bailey            Chairman of the Board and, until February 1996,       71       1993
  (b)(e)                   Chairman of the Board and Chief Executive Officer
                           of American Bailey Corporation (manufacturing and
                           energy investments); and, until May 1995, Chairman
                           of the Board and, until February 1992, Chairman of
                           the Board and Chief Executive Officer of United
                           Meridian Corporation (oil and gas exploration and
                           production).

Hon. Colin B. Moynihan     Senior Partner of London-based Colin Moynihan         40      --
                           Associates (CMA) (energy advisors) since 1993;
                           Member of Parliament in the United Kingdom (1983-
                           1992); additionally, Minister for Energy as
                           Parliamentary Undersecretary of State at the UK
                           Department of Energy (1990-1992).

C. W. Yeargain             Chairman of the Board, LeTourneau, Inc.; Executive    70       1975
  (c)                      Vice President of the Company until retiring in
                           March 1991.(3)

CONTINUING DIRECTORS               CLASS III (TERM EXPIRES IN 1997)
- -------------------------  --------------------------------------------------
Henry O. Boswell           Retired; formerly President (1983-1987) of Amoco      66       1988
  (a)(b)(c)(d)(e)          Production Company (oil and gas production).

C. R. Palmer               Chairman of the Board, President and Chief            61       1969
  (c)(d)                   Executive Officer of the Company.(3)

Peter Simonis              Chairman of the Board, British American Offshore      69       1985
  (d)                      Limited (Company-owned U.K. drilling contractor)
                           since March 1987; Chairman of the Board
                           (1979-1987) of Haden Group plc (London-based
                           international engineering contractors).

CONTINUING DIRECTORS                   CLASS I (TERM EXPIRES IN 1998)
- -------------------------  --------------------------------------------------
H. E. Lentz                Managing Director, Lehman Brothers Inc.               51       1990
  (d)                      (investment bankers) since March 1993; Investment
                           Banker, Wasserstein Perella & Co., Inc. (March
                           1988 through February 1993).

Wilfred P. Schmoe          Retired; formerly Executive Vice President,           68       1992
  (a)(b)(d)(e)             Director and member of the Executive Committee
                           (May 1984 to November 1988) of E.I. DuPont de
                           Nemours & Co. (diversified chemical/energy
                           conglomerate).

                                         (Table continued on the following page)

                                          PRINCIPAL OCCUPATION                         YEAR FIRST
                                              FOR THE PAST                               BECAME
       NAME(1)(2)                              FIVE YEARS                       AGE     DIRECTOR
- -------------------------  --------------------------------------------------   ---    ----------
Charles P. Siess, Jr.      Chairman of the Board and Chief Executive Officer,    69       1991
  (a)(b)(c)(d)(e)          Cabot Oil & Gas Corporation since May 1995 and
                           from January 1990 to December 1992; Vice Chairman
                           of the Board, Marathon Manufacturing Company
                           (August 1986 until retiring in February 1987).

- ---------------

(1) Directorships other than those listed in the table are as follows: Ralph E. Bailey remains a director of United Meridian Corporation and is also a director of General Signal Corporation and The Williams Companies, Inc.; Henry O. Boswell is a director of Service Master Management Corporation, the general partner of Service Master Limited Partnership, and Cabot Oil & Gas Corporation; H. E. Lentz is a director of Imperial Holly Corporation; and Charles P. Siess, Jr. is a director of Cabot Corporation and Camco, Inc. Hon. Colin B. Moynihan, a nominee for Class II Director, is a director of Ranger Oil Limited.

(2) Committee memberships are indicated by (a) for Audit Committee, (b) for Compensation Committee, (c) for Executive Committee, (d) for Nominating Committee and (e) for 1986 Debenture Plan Committee. See "Committees of the Board of Directors" below for information on functions performed by the Committees. The Board of Directors held five meetings during 1995. All directors attended at least 75% of the 1995 meetings of the Board of Directors and Committees on which they served.

(3) In addition to his Board membership, Mr. Yeargain continues to serve the Company in a consulting capacity. See "Compensation Committee Interlocks and Insider Participation; Certain Transactions" on page 19. Information regarding Mr. Palmer's compensation is disclosed in the Summary Compensation Table under "Executive Compensation" on page 7.

                               COMMITTEES OF THE
                               BOARD OF DIRECTORS

     The functions performed by the committees of the Board of Directors are as follows:

     The Audit Committee has as its principal functions to recommend to the Board of Directors each year the firm of independent auditors to be selected by the Company and its subsidiaries, to review the reports to be rendered and the fees to be charged by the independent auditors and to review with the independent auditors the principal accounting policies of the Company and its subsidiaries and other pertinent matters either at the initiative of the Committee or at the request of the independent auditors. The Audit Committee held one meeting in 1995.

     The Compensation Committee recommends to the Board of Directors from time to time the compensation to be paid to the executive and other officers of the Company and its subsidiaries and any plan for additional compensation that it deems appropriate. The Compensation Committee held one meeting in 1995.

     The Nominating Committee generally designates, on behalf of the Board of Directors, candidates for the directors of the class to be elected at the next meeting of stockholders. The Nominating Committee will consider for election to the Board qualified nominees recommended by stockholders. To make such a recommendation, stockholders should submit to the Company's Secretary a biographical sketch of the prospective candidate, which should include age, principal occupation and business experience and other directorships, including positions previously held or now held. The Nominating Committee held one meeting in 1995.

     The Executive Committee has, except for certain qualifications noted in the Company's Bylaws, the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company. The Executive Committee did not hold any meetings in 1995.

     The 1986 Debenture Plan Committee administers the Company's 1986 Convertible Debenture Incentive Plan. The 1986 Debenture Plan Committee has broad authority to interpret, amend, suspend or terminate such Plan and to make all determinations necessary or advisable for the administration of the Plan. The 1986 Debenture Plan Committee held one meeting in 1995.

                             EXECUTIVE COMPENSATION

     The following tabulation sets forth for the fiscal years ended December 31, 1995, 1994 and 1993 annual compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                      -----------------
                                              ANNUAL COMPENSATION     SHARES UNDERLYING
                                             ----------------------    DEBENTURES AND        ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR     SALARY($)     BONUS($)     OPTIONS(#)(1)     COMPENSATION($)
- ---------------------------------    ----     ---------     --------   -----------------   ---------------
C. R. Palmer                         1995     $ 800,000       -0-           150,000            $ 3,375(3)
  Chairman of the Board,             1994       766,667       -0-           791,111               -0-
  President                          1993       700,000     $900,000          -0-                 -0-
  and Chief Executive Officer

R. G. Croyle                         1995       216,667       -0-            30,000              3,375(3)
  Executive Vice President           1994       200,000       -0-           187,963               -0-
                                     1993       170,000      100,000         25,000               -0-

D. F. McNease                        1995       191,667       -0-            25,000              1,687(3)
  Senior Vice                        1994       175,000       -0-           187,963               -0-
  President -- Drilling              1993       153,333      100,000         25,000               -0-


E. E. Thiele                         1995       181,667       -0-            25,000              3,375(3)
  Senior Vice                        1994       166,667       -0-           187,963               -0-
  President -- Finance,              1993       145,000       75,000         25,000               -0-
  Administration and Treasurer

J. Earl Beckman                      1995       218,333       -0-            25,000              3,987(3)
  Vice  President -- Manufacturing;  1994       215,000(2)    -0-           187,963              4,873(3)
  President and Chief Executive      1993         N/A         N/A             N/A                  N/A
  Officer of LeTourneau, Inc.

- ---------------

(1) The 1993 and 1995 amounts are shares of Common Stock that may be acquired through the exercise of Options, which were granted on April 23, 1993 and April 28, 1995, respectively. The 1994 amounts are comprised of shares of Common Stock that may be acquired through the conversion of Series III Floating Rate Convertible Subordinated Debentures (the "Series III Debentures"), which were offered and issued on November 30, 1994, and the exercise of Options, which were granted on April 22, 1994, as follows: C. R. Palmer -- Series III Debentures and Options -- 711,111 shares and 80,000 shares, respectively; R. G. Croyle, D. F. McNease, E. E. Thiele and J. Earl Beckman -- Series III Debentures and Options -- in each case, 162,963 and 25,000, respectively.

(2) Represents the base salary paid to Mr. Beckman in the calendar year that he became an employee by way of the Company's purchase of the net assets of his former employer, Marathon LeTourneau Company. Mr. Beckman was elected President and Chief Executive Officer of LeTourneau, Inc. ("LeTourneau") and Vice President of the Company on February 18, 1994 and April 22, 1994, respectively.

(3) Represents the amount of the Company's contribution on behalf of the Named Executive Officer to either of two 401(k) plans, specifically, the Rowan Companies, Inc. Savings and Investment Plan in the case of Messrs. Palmer, Croyle, McNease and Thiele, and the LeTourneau, Inc. Savings and Investment Plan in the case of Mr. Beckman. The Rowan plan was approved in late 1994 and became operational in April 1995.

     No executive officer received any non-cash compensation during fiscal years 1995, 1994, and 1993 having an aggregate incremental cost to the Company in excess of the lesser of $50,000 or 10% of his or her total annual salary and bonus as reported in this table.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information pertinent to stock options granted under the Company's 1988 Nonqualified Stock Option Plan (the "1988 Plan") to the Named Executive Officers during 1995:

                                              INDIVIDUAL GRANTS                                         POTENTIAL
                     -------------------------------------------------------------------            REALIZABLE VALUE
                                     PERCENT        MARKET                                          AT ASSUMED ANNUAL
                     NUMBER OF       OF TOTAL      PRICE OF                                          RATES OF STOCK
                       SHARES        OPTIONS       STOCK ON                                        PRICE APPRECIATION
                     UNDERLYING     GRANTED TO     DATE OF     EXERCISE OR                           FOR OPTION TERM
                      OPTIONS      EMPLOYEES IN    GRANT(1)    BASE PRICE     EXPIRATION    ----------------------------------
       NAME          GRANTED(#)    FISCAL 1995     ($/SHARE)    ($/SHARE)      DATE(2)       0%(3)         5%          10%
- -------------------  ----------    ------------    --------    -----------    ----------    --------    ---------    ---------
C. R. Palmer           150,000         16.2%        $ 6.87        $1.00         4-28-05     $881,250    $1,435,464   2,285,736
R. G. Croyle            30,000          3.2%          6.87         1.00         4-28-05      176,250       287,093     457,147
D. F. McNease           25,000          2.7%          6.87         1.00         4-28-05      146,875       239,244     380,956
E. E. Thiele            25,000          2.7%          6.87         1.00         4-28-05      146,875       239,244     380,956
J. Earl Beckman         25,000          2.7%          6.87         1.00         4-28-05      146,875       239,244     380,956

- ---------------

(1) Last reported sales price of the Common Stock on the New York Stock Exchange on April 28, 1995, the date of grant.

(2) Options become exercisable in 25% increments over a four-year period with the options being 100% exercisable four years after the date of grant. Exercisability may accelerate upon the occurrence of certain events such as corporate reorganizations, death or disability (as set forth in the option agreement or the plan).

(3) Value represents the difference between the per share market price (see footnote (1) above) and the per share exercise price on the date of grant times the number of underlying shares.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     For each of the Named Executive Officers, the information set forth below reflects, for the fiscal year ended December 31, 1995, options under the Company's 1980 Nonqualified Stock Option Plan (the "1980 Plan") and 1988 Plan which were exercised and the value realized thereon as well as exercisable and unexercisable options at year-end 1995 and the realizable value thereon at such date:

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                      SHARES                              OPTIONS AT                  IN-THE-MONEY OPTIONS AT
                    ACQUIRED ON      VALUE           DECEMBER 31, 1995(#)             DECEMBER 31, 1995($)(1)
                     EXERCISE       REALIZED     -----------------------------     -----------------------------
       NAME             (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ------------------  -----------     --------     -----------     -------------     -----------     -------------
C. R. Palmer           -0-            -0-          182,500          210,000         $1,574,062       $1,811,250
R. G. Croyle           10,000       $ 61,250        27,500           67,500            237,187         582,188
D. F. McNease          18,750        113,281        12,500           62,500            107,812         539,062
E. E. Thiele           18,750        112,500        -0-              62,500            -0-             539,062
J. Earl Beckman         6,250         37,500        -0-              43,750            -0-             377,344

- ---------------

(1) Represents the difference between $9.63, which was the last reported per share sales price of the Company's Common Stock on the New York Stock Exchange in 1995, and the per share exercise price of $1.00 times the number of underlying shares.

OPTION PLANS

     As amended by the stockholders at the Annual Meeting of Stockholders in April 1992, the 1988 Plan permits the grant to key employees of the Company and its subsidiaries prior to January 21, 2003 of options to purchase 7,000,000 shares, of which options to purchase 4,388,179 shares (net of forfeitures) of the Company's Common Stock had been granted at an option exercise price of $1.00 per share as of February 28, 1996. Outstanding options under the 1988 Plan expire between April 1999 and April 2005. Options granted under the 1988 Plan are nonqualified options and expire ten years after the date of grant.

     The authority of the Board of Directors to grant additional options under the 1980 Plan expired on January 25, 1990. The 1980 Plan provided for the grant of options to key employees of the Company and its subsidiaries, and the exercise prices and terms of options granted under the 1980 Plan were determined by the Compensation Committee. As of February 28, 1996, options to purchase a total of 971,500 shares (net of forfeitures) of the Company's Common Stock had been granted under the 1980 Plan at an option exercise price of $1.00 per share. Outstanding options under the 1980 Plan are nonqualified options and expire between April 1998 and April 1999.

     Options granted under the 1980 and 1988 Plans become exercisable in 25% increments over a four-year period with the options being 25% exercisable one year after the date of grant and 100% exercisable four years after the date of grant.

CONVERTIBLE DEBENTURE INCENTIVE PLAN

     The Rowan Companies, Inc. 1986 Convertible Debenture Incentive Plan (the "Plan") was approved at the Company's 1986 Annual Meeting of Stockholders. The Plan provides for the issuance to key employees of the Company and its subsidiaries of up to $20,000,000 in aggregate principal amount of the Company's floating rate convertible subordinated debentures (the "Debentures"). The Debentures are convertible into fully paid and nonassessable shares of preferred stock, which are immediately convertible into fully paid and nonassessable shares of Common Stock of the Company. The ultimate conversion price for each issue is the closing price of the Company's Common Stock on the day prior to the issuance of the Debentures.

     The Plan is administered by the 1986 Debenture Plan Committee of the Board of Directors (the "Debenture Committee"). The Debenture Committee has the authority to select key employees of the Company or any subsidiary who may purchase Debentures. The Debenture Committee also determines with respect to each series of Debentures, the interest rate, conversion price and other terms and conditions of the Debentures, all consistent with the provisions of the Plan. After November 30, 1994, no more Debentures may be offered under the Plan.

     The $5,125,000 aggregate principal amount of Series I Debentures issued in June 1986 was ultimately convertible into 891,304 shares of Common Stock at $5.75 per share until June 1996. In 1995, the remaining $450,000 aggregate principal amount outstanding was converted into 78,261 shares of Common Stock.

     The $4,500,000 aggregate principal amount of the Series II Debenture issued in September 1987 is ultimately convertible into 500,000 shares of Common Stock at $9.00 per share until September 1997. The one employee participating in the Series II Debenture offering has borrowed the Debenture purchase price from an unaffiliated third party. The promissory note bears interest at the same rate as the Debenture and is secured by a pledge of the Debenture purchased. The Company has guaranteed such outstanding employee's indebtedness. No conversions occurred in 1995. The aggregate principal amount of the Debenture outstanding at February 28, 1996 was $3,600,000 which is convertible into 400,000 shares of Common Stock.

     The $10,300,000 aggregate principal amount of Series III Debentures issued in November 1994 is ultimately convertible into 1,525,926 shares of Common Stock at $6.75 per share in specified amounts and intervals until November 30, 2004 as follows: beginning November 30, 1995 -- $2,350,000 convertible into 348,148 shares; beginning November 30, 1996 -- $2,450,000 convertible into 362,963 shares; beginning November 30, 1997 -- $2,700,000 convertible into 399,998 shares; and beginning November 30, 1998 -- $2,800,000 convertible into 414,817 shares. All employees participating in the Series III Debenture offering have borrowed the Debenture purchase price from the Company. Promissory notes evidencing the borrowings bear interest at the same rate as the Debentures and are secured by a pledge of the Debentures purchased. No conversions occurred in 1995. Subsequent to year-end 1995, a portion of a Debenture in the amount of $250,000 was converted into 37,037 shares of Common Stock. The aggregate principal amount of Series III Debentures outstanding at February 28, 1996 was $10,050,000 which is convertible into 1,488,889 shares of Common Stock.

PENSION PLAN

     The Company offers to eligible drilling and aviation employees participation in a non-contributory, defined benefit pension plan. All salaried and hourly employees (including executive officers but excluding non-US. citizens) of the Company who have completed one year of employment (as defined in the plan) are eligible to participate in the pension plan. Pursuant to the terms of the pension plan, the cost of which is borne by the Company, an eligible employee generally will receive a pension at age 60 pursuant to a formula which is based upon the employee's number of years of credited service and his average annual compensation during the highest five consecutive years of his final ten years of service. Compensation for this purpose is based on salary, excluding discretionary bonuses. Because applicable provisions of the Internal Revenue Code, as amended, currently limit the annual benefits payable to any individual from the pension plan to $120,000, the pension plan provides that benefits of a plan retiree which are limited by the provisions of the Internal Revenue Code shall be increased each year that adjustments to such provisions permit a benefit increase. As of January 31, 1996, the Company had approximately 1,800 employees eligible to participate in such pension plan.

     The Company offers to eligible manufacturing employees participation in a separate non-contributory, defined benefit pension plan. This plan is substantially similar to the Company's drilling and aviation pension plan except that: an eligible employee generally will receive a pension at age 65 rather than at age 60; the benefits are subject to reduction for Social Security benefits; and no provision has been made for increasing the annual benefits payable to any individual under this plan for the purpose of tracking an upward adjustment in the limitation imposed by the Internal Revenue Code. As of January 31, 1996, the Company had approximately 850 employees eligible to participate in this pension plan.

     The Company also sponsors pension restoration plans which provide for the restoration of any retirement income that is lost under its pension plans because of the previously mentioned Internal Revenue Code limitations on benefits payable or the compensation level on which they are based. Both pension restoration plans are unfunded and benefits thereunder are paid directly by the Company. To date, three employees, C. R. Palmer, J. Earl Beckman and C. W. Yeargain (now retired), have been selected to be participants under the pension restoration plans.

     The following table illustrates, for representative average earnings and years of credited service levels, the annual retirement benefit payable to eligible drilling and aviation employees under the Company's pension and pension restoration plans computed on the basis of a life annuity with 60 payments guaranteed.

                             PENSION PLAN TABLE(1)

                                               YEARS OF SERVICE(2)
                    -------------------------------------------------------------------------
COMPENSATION(3)        15           20           25           30           35           40
- ---------------     --------     --------     --------     --------     --------     --------
$  125,000          $ 32,812     $ 43,750     $ 54,687     $ 65,625     $ 76,562     $ 87,500
   150,000            39,375       52,500       65,625       78,750       91,875      105,000
   175,000            45,937       61,250       76,562       91,875      107,187      122,500
   200,000            52,500       70,000       87,500      105,000      122,500      140,000
   225,000            59,062       78,750       98,437      118,125      137,812      157,500
   250,000            65,625       87,500      109,375      131,250      153,125      175,000
   300,000            78,750      105,000      131,250      157,500      183,750      210,000
   400,000           105,000      140,000      175,000      210,000      245,000      280,000
   500,000           131,250      175,000      218,750      262,500      306,250      350,000
   600,000           157,500      210,000      262,500      315,000      367,500      420,000
   700,000           183,750      245,000      306,250      367,500      428,750      490,000
   800,000           210,000      280,000      350,000      420,000      490,000      560,000
   900,000           236,250      315,000      393,750      472,500      551,250      630,000
 1,000,000           262,500      350,000      437,500      525,000      612,500      700,000

- ---------------

(1) The benefits listed in the table are not subject to reduction for Social Security benefits or other offset amounts.

(2) As of December 31, 1995, the Named Executive Officers (excluding J. Earl Beckman) were credited under either or both the pension and pension restoration plans for the drilling and aviation employees of the Company with years of service as follows: C. R. Palmer -- 35; R. G. Croyle -- 22;
    D. F. McNease -- 22; and E. E. Thiele -- 26.

(3) The annual benefit amount payable to Mr. C. W. Yeargain, who retired as an executive officer in March 1991, is $161,599. The estimated annual benefit amount payable upon retirement to Mr. C. R. Palmer is $450,232. The other executive officers named in "Executive Compensation" above (but excluding
    J. Earl Beckman) will basically be entitled to receive the annual benefits amounts based upon their 1995 salary amount set forth under "Salary" in the table on page 7 and their credited years of service under the pension plan (see Footnote (2) above).

     Based upon his 1995 salary as set forth under "Salary" in the table on page 7, the estimated annual benefit payable upon retirement to Mr. J. Earl Beckman is approximately $46,215, such benefit being based upon 15 projected years of service at age 65 under the pension and pension restoration plans covering the Company's manufacturing employees and six years under a plan of a company previously owning the assets of LeTourneau.

DIRECTOR COMPENSATION

     Each director who is not a salaried officer of the Company or a subsidiary receives $20,000 annually for serving as a director, $500 for attending a regular or special Board meeting and $250 or $500 for attending a meeting of each committee on which he serves, depending on the length of the meeting. In addition, directors are reimbursed for reasonable travel expenses.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION POLICY FOR EXECUTIVE OFFICERS

     Under the supervision of the Compensation Committee (the "Committee") of the Board of Directors, the Company has developed and implemented compensation policies and programs that seek to retain and motivate employees of the Company and its subsidiaries whose performance contributes to the Company's goal of maximizing stockholder value in an unstable industry that has suffered a prolonged downturn. In addition, these compensation policies attempt to align the executive officers' interests with those of the stockholders by providing incentive compensation related to the value of the Company's Common Stock. Compensation decisions are made by the Committee after reviewing recommendations prepared by the Company's Chief Executive Officer, with the assistance of other Company personnel. The Company has combined salaries with stock option grants, convertible debenture offerings and selected cash bonuses to provide a compensation balance. The balance established by the Committee is designed to reward past performance, retain key employees and encourage future performance.

     In approving and establishing compensation for an executive officer, several factors are considered by the Committee. Performance criteria include individual performance, overall Company performance versus that of its competitors and performance of the price of the Company's Common Stock in comparison to prior levels and to the relative stock prices of its competitors. Since the contract drilling industry has been in a prolonged downturn, overall corporate performance has included factors such as maintaining equipment and personnel and protecting the strength of the Company's balance sheet during a period of heightened instability. When evaluating individual performance, particular emphasis has been placed on the executive officers' success in enabling the Company to increase its market share, their ability to develop innovative ways to obtain better returns on the Company's assets and their maintenance of the Company's ability to respond to upturns in the drilling industry. Emphasis is placed upon an individual's integrity, loyalty and competence in his areas of responsibility. When evaluating the foregoing performance criteria in setting executive compensation, the Committee gives greatest weight to those factors it believes have or will contribute the most towards maximizing stockholder value and increasing the Company's financial viability. The factors that contribute the most towards these goals vary depending on the state of the industry in which the Company operates.

     Based upon the Committee's determination, all of the executives named above, excluding Mr. Palmer (see "Chief Executive Officer Compensation" below), received a salary increase in 1995. As discussed above, factors considered by the Committee in setting compensation included each individual's past contributions and performance, as well as the Company's operating results and the performance of the Company's stock in comparison to its competitors, management of its assets and debts and implementing and maintaining effective cost controls. Additionally, setting salaries which are both externally competitive relative to the industry and internally equitable when considering performance and responsibility levels were pursued objectives. Competitor comparisons for purposes of determining executive officer compensation consisted of a comparison to the competitors in the Company's peer group described below under "Stockholder Return Performance Presentation" along with comparison to certain additional public companies in the energy service industry. Although no specific target has been established, the Committee generally seeks to set salaries at the median to high end of the range in comparison to peer group companies. Measurement of each individual's performance is to some extent subjective, and the Company does not make compensation awards based on the degree to which an individual achieves predetermined objective criteria.

     In addition to regular salary payments to executive officers in 1995, the Committee determined to make stock option grants to all of the Company's executive officers, including Mr. Palmer, at an exercise price of $1.00 per share. The primary basis for these stock option grants was management's performance in keeping the Company's organization intact and maintaining a strong balance sheet under continuing unstable market conditions in its drilling and aviation segments, as well as the positive earnings contributions by the Company's manufacturing segment and the Committee's evaluation of the individual performance of each officer. The criteria used in evaluating individual performance for purposes of these grants were the same as the criteria discussed above that are considered when setting regular compensation. Previous option grants and debenture offerings to and held by executive officers were taken into account when determining the amount of new option and convertible debenture awards.

     Although the Committee chose to revise the compensation of the Named Executive Officers for the fiscal year just ended, it attempts to avoid treating salaries, stock option grants and debenture offerings as entitlements and recommends compensation revisions only when it believes such changes are warranted.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee's determination for establishing Mr. Palmer's remuneration for 1995 was based on the facts that (i) the Company had survived a severe industry downturn when many of its competitors had failed, merged or ceased to exist, (ii) the Company had been able to maintain a relatively strong balance sheet throughout the past five year period, which was a period of unprecedented difficulty and instability, enabling it to maintain its employees and equipment at competitive levels, and (iii) the Company had increased its market share, leaving it well positioned to capitalize on any significant increase in offshore drilling activity. No specific quantitative measure of the Company's performance was used for this purpose. Emphasis was also placed on evaluating the Company's performance versus the performance of the competitors in the Company's peer group described below under "Stockholder Return Performance Presentation", as well as certain additional public companies in the energy service industry. The Committee believed, and believes, that the Company's relatively strong position in the contract drilling industry has been in large part attributable to Mr. Palmer's abilities and contributions.

     In 1995, the Committee's deliberations with respect to Mr. Palmer's remuneration centered on the ongoing strong position that the Company has maintained in the contract drilling industry during a period of heightened instability. Given this fact, and the Committee's continuing belief that tying a significant portion of the chief executive officer's remuneration to the interests of the Company's stockholders while foregoing on a selective year basis the use of additional cash for salary increases and cash bonuses is a prudent remuneration policy, it determined to grant to Mr. Palmer stock options for 150,000 shares of Common Stock having a value on the date of grant of $881,250. Such award was determined to be in lieu of an increase in salary or a cash bonus award.

     The Committee has also discussed and considered a recent amendment to the tax code that will generally limit the Company's ability to deduct compensation in excess of $1 million to a particular executive. The Committee intends to consider the deductibility of the compensation paid to its executive officers in the future. However, given the current level of the Company's net operating losses and investment tax credit carryforwards, deductibility of compensation is not an immediate concern.

     This report has been provided by the following members of the Committee:

                        Charles P. Siess, Jr., Chairman
                                Ralph E. Bailey
                                Henry O. Boswell
                               Wilfred P. Schmoe

     The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparison of the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock, the cumulative total return of the Standard & Poor's Composite 500 Stock Index and the cumulative total return of a company-selected peer group for the period of five calendar years commencing January 1, 1991 and ending December 31, 1995.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                      ROWAN COMMON STOCK, S&P 500 INDEX &
                         COMPANY-SELECTED PEER GROUP**
                             (ASSUMES $100 INVESTED
                             ON DECEMBER 31, 1990)


                              [PERFORMANCE GRAPH]


      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            ROWAN          S&P 500       PEER GROUP**
1990                                  100             100             100
1991                                   51             130              56
1992                                   70             140              45
1993                                   80             155              91
1994                                   56             157              77
1995                                   86             215             159

                         Fiscal Year Ended December 31

 * Total return assumes reinvestment of dividends.

** ENSCO International Incorporated, Global Marine, Inc., Noble Drilling Corp., and Reading & Bates Corp.

     The previous line graph is presented pursuant to, and has been prepared in accordance with, specific SEC rules which prescribe, among other characteristics, a five-year measurement period. Such rules also require the inclusion of a graph line reflecting a broad stock market benchmark, as reflected in the Standard & Poor's Composite 500 Index. The Company believes the contract drilling industry moves in very long cycles, significantly greater than five years, and that such cycles encompass extended periods of growth as well as extended periods of contraction and during much of the past thirteen-year period, the Company and the industry as a whole have generally experienced conditions more closely associated with the latter. For that reason, the Company does not believe a five-year presentation of stockholder return is especially meaningful, but rather believes a comparison covering the period since the industry last peaked is more informative. Furthermore, the Company believes the breadth of the S&P 500 Index yields an unsuitable barometer for measuring stockholder return in an industry as volatile as that in which the Company operates. A line graph comparison is set forth below which reflects the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock and the cumulative total return of the same Company-selected peer group for the period of thirteen calendar years commencing January 1, 1983 and ending December 31, 1995.

              COMPARISON OF THIRTEEN-YEAR CUMULATIVE TOTAL RETURN*
               ROWAN COMMON STOCK & COMPANY-SELECTED PEER GROUP**
                             (ASSUMES $100 INVESTED
                             ON DECEMBER 31, 1982)


                              [PERFORMANCE GRAPH]


      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            ROWAN        PEER GROUP**
1982                                  100             100
1983                                  112              89
1984                                   87              57
1985                                   76              29
1986                                   39              18
1987                                   51              31
1988                                   56              22
1989                                  109              46
1990                                  109              36
1991                                   56              20
1992                                   76              16
1993                                   87              33
1994                                   61              28
1995                                   93              58

                         Fiscal Year Ended December 31

 * Total return assumes reinvestment of dividends.

** ENSCO International Incorporated, Global Marine, Inc., Noble Drilling Corp., and Reading & Bates Corp.

                             STOCKHOLDER PROPOSALS

                      STOCKHOLDER PROPOSAL NO. 1 PERTINENT
               TO DECLASSIFYING THE COMPANY'S BOARD OF DIRECTORS

     The New York City Employees' Retirement System ("NYCERS"), owner of 259,100 shares of the Company's Common Stock, has informed the Company through its investment adviser and Trustee, Mr. Alan G. Hevesi, Comptroller of the City of New York, of its intention to offer the following proposal which, along with its supporting statement, are reprinted herein exactly as submitted.

     BE IT RESOLVED, that the stockholders of Rowan Companies request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

                              SUPPORTING STATEMENT

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually.

                    STATEMENT OF THE BOARD OF DIRECTORS AND
             MANAGEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL NO. 1

     The proponent's proposal urges the Corporation's Board of Directors to declassify the Board and establish annual elections for all directors. The Board believes declassification of the Board of Directors would negatively affect the continuity and stability of the Corporation's governance and have a negative impact on its long term policies.

     One of the more important attributes of corporate governance is its continuity. The classification of the Board strengthens continuity by requiring that a majority of the Board has some prior experience overseeing the Corporation's operations.

     In addition, the Board believes that the proposal might prevent it from protecting the interests of all stockholders in a variety of situations, especially in addressing proposals or actions by a substantial stockholder or stockholder group interested solely in short term interests that may not be in the best interest of the Corporation as a whole in the long run.

PURPOSE AND EFFECT OF THE CLASSIFIED BOARD

     The classified Board is designed primarily to discourage in advance hostile tender offers and to promote arms-length negotiations in connection with any proposed business combination or takeover. This would be accomplished by extending the time required to change a majority of the Board of Directors from one to two annual elections (assuming no death, resignations or removals for cause) and prohibiting the summary removal by a majority stockholder of all directors elected by the public. The Board believes that the ability to delay an outsider seizing control of the Board gives the Directors, at a minimum, additional bargaining power to force negotiations. In addition, it serves as an incentive for a possible tenderor to acquire eighty percent of the outstanding voting shares (rather than a controlling minority or a simple majority) in order to eliminate the staggered board and obtain immediate control of the Board.

     By making it more difficult for a dissident stockholder to gain control of the Board without its consent, the classified Board increases the likelihood of continuity in the policies and business strategy of the Corporation and provides the Board with sufficient time to review any proposal and appropriate alternatives thereto to maximize stockholder value.

     Under Delaware corporate law, members of the Board must perform their duties in good faith, with due care and prudently in the best interest of the Corporation and its stockholders. The classified structure does not alter the Board's legal duties. Directors may be removed at any time for cause for breaching their fiduciary duties.

ROWAN'S CLASSIFIED BOARD

     Pursuant to the Corporation's Certificate of Incorporation, the Corporation's Board of Directors is divided into three classes of directors to serve three-year terms. Each class of directors is elected once every three years by a majority of the stockholders.

     The attributes of classified governance are recognized by Delaware corporation law, which specifically set forth for Delaware corporations the parameters for classification of the board into a maximum of three classes.

RECOMMENDATION OF THE BOARD

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF STOCKHOLDER PROPOSAL NO. 1 ON REPEAL OF THE CLASSIFIED BOARD.

                      STOCKHOLDER PROPOSAL NO. 2 PERTINENT
          TO MATTERS ASSOCIATED WITH THE STOCKHOLDER RIGHTS AGREEMENT

     The State of Wisconsin Investment Board, owner of 5,430,900 shares of the Company's Common Stock, has submitted the following proposal which, along with its supporting statement, are reprinted herein exactly as submitted.

     WHEREAS, the Rowan Companies Board (the "Board") unilaterally adopted a shareholder rights plan commonly referred to as a "poison pill" which discriminates against certain shareholders; and

     WHEREAS, the Board has refused to voluntarily submit either the "pill" itself, or any amendments, to a shareholder vote, and we believe that it is in the shareholders' best interests that the Board refrain from unilaterally adopting or amending such plans in the future;

     NOW THEREFORE, BE IT RESOLVED, that the Board is hereby requested to amend the Bylaws of the corporation by adding the following new section:

        Prior to issuing or amending any rights plan, similar or identical to that adopted in 1992, or any other type of rights plan, the Board shall submit such plan or amendment to a binding vote of the shareholders. Any such plan thereafter in effect shall be submitted to a binding vote every three years.

                              SUPPORTING STATEMENT

     Rowan's "pill" provides that, when triggered by anyone (or a group) acquiring the applicable percentage of its common stock (the "Acquiring Person") such shareholder's stock will be greatly diluted both in net asset value per share and in voting rights by, in effect, multiplying the voting and economic rights of all other shareholders. The plan gives the Board discretion to achieve this dilution in a number of ways.

     We believe that these discriminatory provisions, which permit the Board, in its sole discretion, to discriminate against given shareholders, solely because of their opposition to management or accumulated holdings, violate fundamental principles of fairness and classical principles of corporate law requiring all shares of the same class to be treated identically. We believe the ability of management, to unilaterally treat shareholders unequally will inevitably undermine public confidence in the stock markets.

     We do not oppose all "poison pills". However, we believe that Rowan's "pill" so materially affects the rights of shareholders that further amendment of it, or the creation of new "pills", should require shareholder consent. Because Rowan's Board refuses to agree to any limitation on their discretion to issue new versions of the "pill", no matter how egregious such versions may be, we believe that a By-Law amendment requiring shareholder consent to the terms of the "pill" is necessary.

                    STATEMENT OF THE BOARD OF DIRECTORS AND
             MANAGEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL NO. 2

     This proponent's proposal urges the Corporation's Board of Directors to amend the Corporation's Bylaws to provide for (i) stockholder approval of any amendment to Rowan's Rights Plan (the "Rights Plan") or a new issuance of any rights plan and (ii) periodic reapproval of any stockholder rights plan by the stockholders every three years. The Board believes such modifications to the Bylaws of the Corporation could ultimately remove the Board's ability to exercise an important protection -- the ability of the Board to timely and definitively respond to and potentially maximize takeover bids -- that was designed to protect the interest of stockholders. These modifications could potentially deprive stockholders of substantial economic benefits in the future. In addition, the Board believes that the proponent's assertions that the Rights Plan discriminates against certain stockholders, that the Board refuses to limit its discretion in adopting new versions of the plan and that the sole effect of the plan is to dilute stockholder interest are incorrect and unsupported.

JUSTIFICATION FOR STOCKHOLDER RIGHTS PLANS

     Approximately 70% of the 200 largest companies on the Fortune 500 list have adopted stockholder rights plans, which were developed in the 1980s to counter a wide range of coercive tactics which had become common in hostile takeovers. The principal function of a rights plan is to encourage potential bidders to negotiate with the board of a target corporation and to provide the board with the ability to prevent abusive and coercive takeover tactics that may minimize the value of stockholder interest in the corporation. Rights plans give boards time to evaluate offers, investigate alternatives and take steps necessary to maximize value for all stockholders.

     A consensus has gradually emerged among major U.S. corporations that stockholder rights plans do achieve their designed purpose and assist directors in fulfilling their fiduciary duty to all stockholders. Many of these corporations apparently found adoption of a stockholder rights plan to be a prudent step to take to protect stockholder interests even though they were not the subject of takeover bids. The Securities and Exchange Commission has also stated in a 1988 release that one of the reasons corporations adopt stockholder rights plans is to "encourage the development of an auction for the Corporation resulting in shareholders receiving a higher price for their stock."

ADDRESSING IMPLICATIONS RAISED BY THE PROPONENT

     Contrary to implications in the proponent's supporting statement, Rowan's Rights Plan is typical of the plans adopted by U.S. corporations. The plan is designed to deter a bidder from acquiring control of the Corporation without first negotiating with the Board as well as to deter abusive takeover tactics that do not treat all stockholders fairly and equally, such as market accumulations that do not offer a premium to all stockholders and partial and two-tier tender offers. A bidder who chooses to bypass the Board may be pursuing its own interests and may not be concerned with the interests of the other stockholders. The Rights Plan allows the Board an opportunity to assess the adequacy and fairness of any offer and protect stockholders against potential abuses during the takeover process. It is not intended to prevent a takeover of the Corporation on terms that are fair and equitable to all stockholders. The Board may, pursuant to the terms of the Rights Plan, redeem the rights to permit an acquisition that it deems adequately reflects the value of the Corporation and to be in the best interests of all stockholders. The Company believes that requiring stockholder approval of any amendments to the Rights Plan (which would require several weeks to obtain) would render the Board unable to react in time to the rapidly developing challenges typical of hostile takeover attempts. The Board believes that to tie its hands in this way would be very unwise in that it would deprive stockholders of an important protection against unfair takeover attempts and, ultimately, reduce the long-term value for all stockholders.

     In conclusion, the Board believes that it has been proven in the marketplace over and over again that Rights Plans are in the best interest of stockholders. Rowan's Board believes the Rights Plan it has adopted is in the best interest of Rowan's stockholders.

     The Board of Directors believes that it has assembled a qualified and competent management team that is responsive to stockholders' interests. The Board of Directors further believes the existence of the Rights Plan has helped encourage management to focus its energies on satisfactory long-term performance to increase existing stockholder value in the Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF STOCKHOLDER PROPOSAL NO. 2 REGARDING STOCKHOLDER RIGHTS PLANS.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                      PARTICIPATION; CERTAIN TRANSACTIONS

     Between April and June 1995, the Company recorded revenues of approximately $2,755,000 attributable principally to contract drilling services performed by the Company in the Gulf of Mexico for a subsidiary of United Meridian Corporation ("United Meridian"). Mr. Ralph E. Bailey who is a Class II Director standing for re-election and who served on the Compensation Committee during 1995, currently serves on the boards of both United Meridian and such subsidiary and, until May 1995, served as Chairman of the Board of United Meridian. The Company's rig providing such service was under contract to drill a well operated by and on behalf of the United Meridian subsidiary's exploration program. The Company believes that the terms of such drilling contract provided for rates comparable to those then being received by the Company from third parties for similar rigs in the area.

     Mr. Peter Simonis, a Class III Director of the Company, received in 1995 1,000 Pound Sterling for services as Chairman of the Board of British American Offshore Limited. In addition, an annual fee of 14,000 Pound Sterling was paid in 1995 by British American Offshore Limited to Kismire Limited, a management consulting company of which Mr. Simonis is a director. British American is a wholly owned subsidiary of the Company organized to perform contract drilling services in the U.K. sector of the North Sea utilizing rigs owned by the Company or others.

     Mr. C. W. Yeargain, a Class II Director standing for re-election and an Executive Vice President of the Company until his retirement in March 1991, earned and was paid by the Company $87,500 in consulting fees in 1995.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP has been selected as principal auditors for the Company for the year ending December 31, 1995. A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Stockholders on April 26, 1996 and will be offered the opportunity to make a statement if he desires to do so. He will also be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for presentation at the 1997 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than November 11, 1996.

                                   FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND ANY FINANCIAL STATEMENT SCHEDULES THERETO. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH REPORT AND/OR EXHIBIT(S) SHOULD BE DIRECTED TO MR. MARK H. HAY, SECRETARY OF THE COMPANY, AT THE COMPANY'S PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE HEREOF.

                                 OTHER BUSINESS

     Management of the Company does not know of any other matters which are to be presented for action at the meeting. However, if any other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons voting the proxy unless otherwise designated thereon.

                                        BY THE ORDER OF THE BOARD OF DIRECTORS

                                                    /s/ C.R. PALMER

                                                        Chairman

March 11, 1996

                          [ROWAN COMPANIES, INC. LOGO]

PROXY
                             ROWAN COMPANIES, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints C. R. Palmer and Mark H. Hay proxies, each with power to act without the other and with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all the shares of stock of Rowan Companies, Inc. ("Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 26, 1996 or any adjournment thereof.

    1. ELECTION OF CLASS II DIRECTORS

       / / FOR all nominees listed below    / / AGAINST all nominees listed below     / / ABSTAIN
           (except as marked to the
           contrary below)

       (INSTRUCTION: To vote against any individual nominee strike a line through the nominee's name in the list below.)

        Ralph E. Bailey        Hon. Colin Moynihan        C. W. Yeargain

    2. SHAREHOLDER PROPOSAL NO. 1 PERTINENT TO DECLASSIFYING THE BOARD OF
       DIRECTORS:

              / / FOR            / / AGAINST            / / ABSTAIN

    3. SHAREHOLDER PROPOSAL NO. 2 PERTINENT TO THE SHAREHOLDER RIGHTS AGREEMENT:

              / / FOR            / / AGAINST            / / ABSTAIN

           (CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

    4. With discretionary authority on any other matter which may properly come before the meeting.

IF CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED AS INDICATED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND AGAINST BOTH SHAREHOLDER PROPOSALS AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. ALL PRIOR PROXIES ARE HEREBY REVOKED.

                                               ---------------------------------
                                                           SIGNATURE

                                               ---------------------------------
                                                           SIGNATURE
                                               Dated                      , 1996
                                                     ---------------------
Please complete, date, sign and return this proxy promptly in the enclosed envelope. Sign exactly as name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the signature is for a corporation, please sign full corporate name by authorized officer. If shares are registered in more than one name, all holders must sign.